Filed Pursuant to Rule 433
Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,
333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

June 7, 2011

Issuer:  NextEra Energy Capital Holdings, Inc.

Designation:	4.50% Debentures, Series due June 1, 2021

Legal Format:	SEC Registered

Principal Amount:	$400,000,000

Date of Maturity:	June 1, 2021

Interest Payment Dates:	Each June 1 and December 1, beginning December 1, 2011

Coupon Rate:	4.50%

Price to Public:	99.922% of the principal amount thereof

Benchmark Treasury:	3.125% due May 15, 2021

Benchmark Treasury Yield:	3.03%

Spread to Benchmark
Treasury Yield:	148 basis points

Reoffer Yield:	4.51%

Trade Date:	June 7, 2011

Settlement Date:	June 10, 2011

Redemption:

Prior to March 1, 2021, at any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 25 basis points, and on or after March 1, 2021, at any time at 100% of the principal amount plus accrued and unpaid interest.

CUSIP / ISIN Number:	65339K AA8 / US65339KAA88

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (stable)

Joint Book-Running Managers:

Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
RBS Securities Inc.

Co-Managers:

Nomura Securities International, Inc.
Santander Investment Securities Inc.
TD Securities (USA) LLC
The Williams Capital Group, L.P.
UniCredit Capital Markets LLC

________________

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated June 7, 2011.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC  toll-free at 1-866-718-1649, or RBS Securities Inc. toll-free at 1-866-884-2071.